Exhibit 10.67

2011 STOCK OPTION PLAN OPTION AGREEMENT

This Option Agreement is entered into between Xtra-Gold Resources Corp. (the “Corporation”) and the Optionee named below pursuant to the Xtra-Gold Resources Corp. 2011 Stock Option Plan (the “Plan”). This Agreement witnesses that in consideration of the covenants and agreements herein contained and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as set forth and confirms that:

on June 10, 2011	(the “Grant Date”)
JAMES H. SCHWEITZER	(the “Optionee”)

was granted nonqualified options (the “Options”) to purchase 108,000 shares of common stock (the “Option Shares”) of the Corporation, exercisable on a cumulative basis, at a price (the “Exercise Price”) of US$1.85 per Option Share; and for a term of 3 years (the “Option Period”) expiring at 5:00 p.m. (Toronto time) on June 10, 2014 (the “Expiry Date”).

The options granted in accordance with the above terms are subject to vesting as follows:

Pro Rata Portion of Options to Vest	Vesting Period

3,000	on the 10th day of each month of the 36 months of the Option Period following the Grant Date from July 10, 2011 to June 10, 2014

This Option Agreement is subject to the terms set out in, and in accordance with, the Plan. By signing this Option Agreement, the Optionee acknowledges having read and understands the Plan and accepts the Options in accordance with the terms and conditions of the Plan.

This Agreement may be signed by the parties hereto in counterpart, each of which counterpart when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth in this Agreement. This Agreement may be executed by facsimile and such facsimile or facsimiles shall be deemed to represent the original Agreement.

All capitalized terms not defined herein have the meaning assigned to them in the Plan.

IN WITNESS WHEREOF the Corporation and the Optionee have executed this Option Agreement as of the the 10th day of June, 2011.

XTRA-GOLD RESOURCES CORP.

By: /s/ Paul Zyla
       Paul Zyla,
       President and Chief Executive Officer

       /s/ James H. Schweitzer
       James H. Schweitzer

2011 STOCK OPTION PLAN
NOTICE OF EXERCISE

TO:	Xtra-Gold Resources Corp.
360 Bay Street
Suite 301
Toronto ON M5H 2V6

Attention: President

in person or by fax to (416) 981-3055

Reference is made to the Option Agreement made as of June 10, 2011 between Xtra-Gold Resources Corp. (the “Corporation”) and the Optionee named below. The Optionee hereby exercises the Option to purchase Shares of the Corporation as follows:

Number of Option Shares for which Options are being exercised:

Exercise Price per Option Share:	US$	1.85

Total Exercise Price:	US$
(in the form of a cheque which need not be a certified cheque or bank draft tendered with this Notice of exercise)

Name of Optionee:
as it is to appear on the stock certificate

Address of Optionee:
as it is to appear on the register of Shares of the Corporation (and to which a certificate representing the Shares being purchased is to be delivered)

Dated:
	James H. Schweitzer